EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

24/7 Real Media, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-118747, 333-112729, 333-111991, 333-109925, 333-108422, 333-106252, 333-100583, 333-89985, 333-47074, and 333-34020) on Form S-3 and (Nos. 333-122041, 333-100582, 333-87714, 333-83287, 333-66995, 333-56308, and 333-35306) on Form S-8 of 24/7 Real Media, Inc. of our reports dated March 6, 2006, related to the consolidated financial statements of 24/7 Real Media, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, and on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of 24/7 Real Media, Inc.

/s/ GOLDSTEIN GOLUB KESSLER LLP

New York, NY
March 15, 2006